UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2024

Mama’s Creations, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-40597	27-0607116
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Branca Road, East Rutherford, NJ	07073
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 532-1212

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value per share	MAMA	NASDAQ

Item 1.01.	Entry into a Material Definitive Agreement.

On July 31, 2024, Mama’s Creations, Inc. (the “Company”) and certain of its subsidiaries entered into the Amendment to Credit Agreement (the “Amendment”) with M&T Bank, amending the Company’s existing Credit Agreement and related Multiple Disbursement Term Loan (the “Term Loan”), and Amended and Restated Revolving Line Note (the “Revolver”), each dated as of October 26, 2022, as amended July 18, 2023(as amended, the “Amended Credit Facility”). The Amendment extends the maturity date of the Revolver from October 31, 2025 to November 30, 2027, and modifies the fixed charge coverage ratio covenant to permit up to $3.5 million of unfunded capital expenditures that will not be deducted from “EBITDA” in the coverage ratio calculations through April 30, 2025. The Amendment also adds a covenant requiring the Company to maintain a balance on the Revolver of no more than $2 million for at least one month during the Company’s fiscal year and removes LIBOR interest rate elections.

The Amended Credit Facility continues to provide for loans and letters of credit up to $5.5 million under the Revolver, and the existing Term Loan. All other rights and obligations under the Amended Credit Facility remain substantially the same and are unconditionally guaranteed by the Company and certain of its subsidiaries.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which is attached as Exhibit 10.1 hereto and is hereby incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Amendment to M&T Credit Agreement, dated as of July 31, 2024.
10.2	M&T Credit Agreement, dated as of October 26, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mama’s Creations, Inc.

By:	/s/ Adam L. Michaels
Name:	Adam L. Michaels
Title:	Chief Executive Officer

Dated: August 5, 2024